Exhibit 3.1

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PHREESIA, INC.

Phreesia, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.	That the name of the Corporation is Phreesia, Inc.

2.

That the Corporation has filed with the Secretary of State of Delaware (i) its original Certificate of Incorporation on January 10, 2005, (ii) a Certificate of Amendment on May 18, 2006, (iii) an Amended and Restated Certificate of Incorporation on August 18, 2006, (iv) a Certificate of Amendment on November 30, 2006, (v) a Certificate of Amendment on June 5, 2007, (vi) a Second Amended and Restated Certificate of Incorporation on August 30, 2007, (vii) a Certificate of Amendment on September 3, 2008, (viii) a Third Amended and Restated Certificate of Incorporation on February 2, 2009, (ix) a Fourth Amended and Restated Certificate of Incorporation on April 15, 2010, (x) a Certificate of Amendment on August 6, 2010, (xi) a Certificate of Amendment on January 21, 2011, (xii) a Certificate of Amendment on November 2, 2012, (xiii) a Certificate of Amendment on September 5, 2013; (xiv) a Certificate of Amendment on October 28, 2013; (xv) a Fifth Amended and Restated Certificate of Incorporation on October 14, 2014; (xvi) a Certificate of Correction on November 17, 2014; and (xvii) a Certificate of Amendment on November 14, 2016 (the Fifth Amended and Restated Certificate of Incorporation, as amended by the certificate of correction and amendment referenced in clauses (xvi) and (xvii), the “Fifth A&R Charter”).

3.

That the Board of Directors of the Corporation duly adopted a resolution by written consent pursuant to Sections 141(f), 242 and 245 of the General Corporation Law, setting forth this Sixth Amended and Restated Certificate of Incorporation (this “Restated Certificate”) and declaring said Restated Certificate to be advisable. The stockholders of the Corporation duly approved and adopted said proposed Restated Certificate by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law, and written notice of such consent has been or will be given to all stockholders who have not consented in writing to said Restated Certificate.

4.	That the Resolution setting forth the Restated Certificate is as follows:

RESOLVED, That the Certificate of Incorporation of the Corporation be and hereby is amended and restated in its entirety so that the same shall read as follows:

FIRST:         The name of the Corporation is: Phreesia, Inc.

SECOND:     The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD:         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:     The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 80,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 103,320,169 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which (A) 34,000,000 shares shall be designated as Junior Convertible Preferred Stock, par value $0.01 per share (the “Junior Preferred”), (B) 44,000,000 shares shall be designated as Redeemable Preferred Stock, par value $0.01 per share (the “Redeemable Preferred”), (C) 14,500,000 shares shall be designated as Senior Convertible Preferred Stock, $0.01 par value per share (the “Senior A Preferred”) and (D) 10,820,169 shares shall be designated as Senior B Convertible Preferred Stock, $0.01 par value per share (the “Senior B Preferred”, and together with the Senior A Preferred, the “Senior Preferred”, and the Senior Preferred, together with the Junior Preferred, the “Convertible Preferred”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1.       General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.       Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.       Dividends.

1.1     General. From and after the date of the issuance of a share of Senior Preferred, cash dividends at the rate per annum of 8% of the Senior A Preferred Original Issue Price or Senior B Preferred Original Issue Price, as applicable (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable Senior Preferred), shall accrue on each such share of Senior Preferred (the “Accruing Dividends”). Accruing Dividends shall accrue, whether or not declared, shall be compounded annually and shall be cumulative; provided, however, that the Accruing Dividends shall be subject to adjustment as set forth in Section 1.2. The Junior Preferred and the Redeemable Preferred shall not accrue any dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate) the holders of the Convertible Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Convertible Preferred in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of

Convertible Preferred as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Convertible Preferred, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of such Convertible Preferred determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Applicable Original Issue Price (as defined below), as applicable; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Convertible Preferred pursuant to this Subsection 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Convertible Preferred dividend; and, provided, further, that no dividend shall be payable on the Junior Preferred or Redeemable Preferred unless the Senior Preferred has received its Accruing Dividend, as may be adjusted pursuant to Section 1.2. The “Applicable Original Issue Price” shall mean (i) in the case of Senior A Preferred, the Senior A Preferred Original Issue Price, (ii) in the case of Senior B Preferred, the Senior B Preferred Original Issue Price, (iii) in the case of Junior Preferred, the Junior Preferred Original Issue Price, and (iv) in the case of Redeemable Preferred, the Redeemable Preferred Original Issue Price. The “Senior A Preferred Original Issue Price” shall mean $2.1939 per share, the Senior B Preferred Original Issue Price” shall mean $3.6968 per share, the “Junior Preferred Original Issue Price” shall mean $1.00 per share, and the “Redeemable Preferred Original Issue Price” shall mean $1.00 per share, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Convertible Preferred.

1.2     Potential Adjustments to Accruing Dividends. The Accruing Dividends payable may be adjusted as follows: (a) if the Participating Amount for a share of the Senior Preferred (calculated on a per share basis) would be greater than or equal to 4.5X the Senior A Preferred Original Issue Price or Senior B Preferred Original Issue Price, as applicable, then no Accruing Dividends shall be paid with respect to such share of Senior Preferred; (b) if the Participating Amount for a share of the Senior Preferred (calculated on a per share basis) would be less than or equal to 3.5X the Senior A Preferred Original Issue Price or Senior B Preferred Original Issue Price, as applicable, then 100% of the Accruing Dividends shall be paid with respect to such share of Senior Preferred; and (c) if the Participating Amount for a share of the Senior Preferred (calculated on a per share basis) would be greater than 3.5X and less than 4.5X (such applicable multiple, the “Special Multiple”) the Senior A Preferred Original Issue Price or Senior B Preferred Original Issue Price, as applicable, then the amount of the aggregate Accruing Dividends paid with respect to such share of Senior Preferred shall equal the product of (a) the Applicable Difference for such share and (b) an amount equal to 100% of the Accruing Dividends for such share (prior to giving effect to any adjustment under this Section 1.2). As used in this Section 1.2, the “Applicable Difference” for a share of Senior Preferred shall mean an amount equal to the difference between 4.5X and the Special Multiple.

2.       Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1       Preferential Payments to Holders of Senior Preferred. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Senior Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Preferred, Redeemable Preferred and Common Stock by reason of their ownership thereof, an amount per share for the applicable Senior Preferred equal to the Senior A Preferred Original Issue Price or Senior B Preferred Original Issue Price, as applicable, together with any accrued and unpaid Accruing Dividends (as adjusted by Subsection 1.2) and any other dividends declared but unpaid thereon (the aggregate amount per share payable to a holder of a share of such Senior Preferred pursuant to this sentence is hereinafter referred to as the “Senior Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Senior Preferred the full amount to which they shall be entitled under this Subsection 2.1 the holders of shares of Senior Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares under this Subsection 2.1 were paid in full.

2.2       Preferential Payments to Holders of Junior Preferred and Redeemable Preferred. Upon the completion of the distribution required by Subsection 2.1, the holders of shares of Junior Preferred and Redeemable Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders on a pari passu basis before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (a) in the case of the Redeemable Preferred, the Redeemable Preferred Original Issue Price (the aggregate amount per share payable to a holder of a share of Redeemable Preferred pursuant to this sentence is hereinafter referred to as the “Redeemable Preferred Liquidation Amount”), and (b) in the case of the Junior Preferred, the Junior Preferred Original Issue Price, together with any other dividends declared but unpaid thereon (the aggregate amount per share payable to a holder of a share of Junior Preferred pursuant to this sentence is hereinafter referred to as the “Junior Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Redeemable Preferred and Junior Preferred the full amount to which they shall be entitled under this Subsection 2.2, the holders of shares of Redeemable Preferred and Junior Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares under this Subsection 2.2 were paid in full.

2.3       Payments to Holders of Common Stock. Upon the completion of the distribution required by Subsection 2.1 and Subsection 2.2, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed pro rata among the holders of Common Stock based on the number of shares of Common Stock held by each such holder.

2.4       Deemed Conversion. Notwithstanding the foregoing, solely for purposes of determining the amount each holder of shares of Senior Preferred, Junior Preferred or Redeemable Preferred is entitled to receive with respect to a liquidation, dissolution or winding up of the Corporation, Deemed Liquidation Event, each such holder of shares of Senior A Preferred, Senior B Preferred or Junior Preferred shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock (and tendered to the Corporation any shares of Redeemable Preferred held by such holder for no consideration) immediately prior to such liquidation, dissolution or winding up, Deemed Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount pursuant to Subsection 2.3 (plus, solely in the case of the Senior Preferred, an amount equal to any accrued and unpaid Accrued Dividends as adjusted by Subsection 1.2) greater (such greater amount, the “Participating Amount”) than the amount that would be distributed (a) pursuant to Subsection 2.1 to such holder in respect of his, her or its shares of Senior A Preferred if such holder did not convert such shares of Senior A Preferred into shares of Common Stock, (b) pursuant to Subsection 2.1 to such holder in respect of his, her or its shares of Senior B Preferred if such holder did not convert such shares of Senior B Preferred into shares of Common Stock or (c) pursuant to Subsection 2.2 to such holder in respect of his, her or its shares of Junior Preferred and Redeemable Preferred if such holder did not convert such shares of Junior Preferred into shares of Common Stock. For avoidance of doubt, if any such holder shall be deemed to have converted shares of Senior A Preferred, Senior B Preferred or Junior Preferred into Common Stock pursuant to this Subsection 2.4, then such holder shall not be entitled to receive any distributions with respect to any Convertible Preferred or Redeemable Preferred pursuant to Subsection 2.1 or Subsection 2.2, respectively (other than, with respect to holders of Senior Preferred, any accrued and unpaid Accrued Dividends as adjusted by Subsection 1.2).

2.5       Deemed Liquidation Events.

2.5.1   Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the then outstanding shares of Senior Preferred (consenting or voting as a single class) and a majority of the then outstanding shares of Convertible Preferred (consenting or voting as a single class) (together, the “Requisite Approval”) elect otherwise by written notice sent to the Corporation at least one day prior to the effective date of any such event (an “Opt-Out”):

(a)	a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.5.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

(b)       the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(c)       any purchase of shares of capital stock of the Corporation (either through a negotiated stock purchase or tender for such shares) in one or more transactions by any party or group that did not beneficially own at least a majority, by voting power, of the capital stock of the Corporation immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority, by voting power, of the capital stock of the Corporation immediately after such purchase.

2.5.2   Effecting a Deemed Liquidation Event.

(a)       The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.5.1(a)(i) or 2.5.1(c) unless the agreement or plan of merger or consolidation or stock purchase agreement for such transaction (the “Acquisition Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2, 2.3 and 2.4 or compliance otherwise waived by the Requisite Approval.

(b)       In the event of a Deemed Liquidation Event referred to in
Subsection 2.5.1(a)(ii) or 2.5.1(b), the Board of Directors of the Corporation shall use commercially reasonable efforts to effect a dissolution of the Corporation as soon as reasonably practicable. If the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the

Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of at least a majority of the total then outstanding shares of Convertible Preferred so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the aggregate amount such shares would receive from the Available Proceeds under Subsections 2.1, 2.2, 2.3 and 2.4 hereof. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Senior Preferred (not including any other classes of capital stock), the Corporation shall redeem a pro rata portion of each holder’s shares of Senior Preferred to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares of such Senior Preferred as soon as practicable after the Corporation has funds legally available therefor prior to the redemption of any Junior Preferred or Redeemable Preferred. If after the redemption in full of the Senior Preferred, if the remaining Available Proceeds are not sufficient to redeem all outstanding shares of Junior Preferred and Redeemable Preferred, then the Corporation shall redeem a pro rata portion of each holder’s shares of Junior Preferred and Redeemable Preferred to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares of Junior Preferred and Redeemable Preferred to be redeemed if the remaining Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares of Junior Preferred and Redeemable Preferred as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections 6.2 through 6.4 shall apply, with such necessary changes in the details thereof as are necessitated by the context (including, without limitation, to reflect a redemption price per share determined in accordance with Subsections 2.1, 2.2, 2.3 and 2.4 hereof), to the redemption of the Preferred Stock pursuant to this Subsection 2.5.2(b). Prior to the distribution or redemption provided for in this Subsection 2.5.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.5.3   Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Subsection 2.5.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(a)       For securities not subject to investment letters or other similar restrictions on free marketability,

(i)

if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three days prior to the closing of such transaction;

(ii)	if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(iii)

if there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by a majority of the Board of Directors of the Corporation after consulting with the investment banker or other financial professional advising the Corporation or the stockholders in connection with the Deemed Liquidation Event.

(b)       The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

2.5.4   Allocation of Escrow and Contingent Consideration. Unless otherwise waived by the Requisite Approval, in the event of a Deemed Liquidation Event pursuant to Subsection 2.5.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Acquisition Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.5.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3.       Voting.

3.1       General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Convertible Preferred shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Convertible Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. The holders of the Redeemable Preferred shall not be entitled to vote on any matters except as expressly provided in Section 3 below or as required by law. Except as provided by law or by the other provisions of this Restated Certificate, holders of Convertible Preferred shall vote together with the holders of Common Stock as a single class.

3.2       Election of Directors. The number of directors of the Corporation shall be set at seven (7). Subject to any voting agreement among the holders of Preferred Stock, for so long as twenty-five percent (25%) of the shares of Junior Preferred originally issued by the Corporation shall remain outstanding, the holders of record of the shares of Junior Preferred, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the “Junior Preferred Directors”); and for so long as twenty-five percent (25%) of the shares of Senior A Preferred originally issued by the Corporation shall remain outstanding, the holders of record of the shares of Senior A Preferred, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Senior A Preferred Directors”; provided, that conditioned upon Echo Health Ventures LLC (“Echo”) purchasing all of the Conditional Closing Shares (as defined in the Purchase Agreement) to be purchased by it at the Conditional Closing (as defined in the Purchase Agreement) in accordance with the terms thereof (the “Conditional Closing Condition”), upon the Conditional Closing (as defined in the Purchase Agreement), (a) the right of the Junior Preferred to elect the Junior Preferred Directors as provided for above shall be reduced by one (1) Junior Preferred Director, (b) the right of the Senior Preferred to elect the Senior Preferred Directors as provided for above shall be reduced by one (1) Senior Preferred Director, and (c) for so long as twenty-five percent (25%) of the shares of Senior B Preferred originally issued by the Corporation shall remain outstanding, the holders of record of the shares of Senior B Preferred, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Senior B Preferred Director” and together with the Senior A Preferred Director, the “Senior Preferred Directors”, and the Senior Preferred Directors together with the Junior Preferred Directors, the “Preferred Stock Directors”). Except as otherwise provided in any voting agreement among the holders of Preferred Stock, any Preferred Stock Director may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the series of Preferred Stock entitled to elect such Preferred Stock Director, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Junior Preferred, Senior A Preferred or Senior B Preferred fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, each voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Junior Preferred, Senior A Preferred or Senior B Preferred, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the

Corporation holding Junior Preferred, Senior A Preferred or Senior B Preferred, as the case may be, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Convertible Preferred), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3.2 and any voting agreement among the holders of Preferred Stock, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3       Convertible Preferred Protective Provisions. For so long as any shares of Convertible Preferred remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Convertible Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class:

(a)       amend, alter, waive or repeal the preferences, rights, powers, privileges or other terms of the Preferred Stock;

(b)       amend, alter, waive or repeal any provision of this Restated Certificate or Bylaws of the Corporation;

(c)       authorize or designate, or issue any shares of, any class or series of capital stock having rights senior to or on a parity with the Convertible Preferred as to dividends, liquidation, redemption or otherwise (other than the Additional Issuance);

(d)       effect any change of control, liquidation, merger or other Deemed Liquidation Event, reincorporation, recapitalization, dissolution or winding-up of the business and affairs of the Corporation, or consent to any of the foregoing;

(e)       effect any acquisition of the capital stock of another entity (other than the creation of wholly owned subsidiaries of the Corporation) that results in the consolidation of that entity into the results of operations of the Corporation, or effect any acquisition of all or substantially all of the assets of another entity (other than wholly owned subsidiaries of the Corporation);

(f)       create, or authorize the creation of, or issue, or authorize the issuance of, any indebtedness for borrowed money if the aggregate indebtedness of the Corporation for borrowed money following such action would exceed $500,000;

(g)       create, or authorize the creation of, any new plan or arrangement for the grant of stock options, stock appreciation rights, restricted stock or other similar stock-based compensation or increase the number of shares or other rights available under any existing plan or arrangement, unless approved by the Board of Directors of the Corporation;

(h)       increase or decrease the authorized number of directors constituting the Board of Directors of the Corporation; or

(i)       pay or declare any dividend or distribution on any shares of the Corporation’s capital stock (except dividends payable solely in shares of Common Stock), or apply any of the Corporation’s assets to the redemption or repurchase of the Corporation’s capital stock.

3.4     Senior Preferred Protective Provisions.

For so long as any shares of Senior A Preferred remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Senior A Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class:

(a)       amend, alter, waive or repeal the preferences, rights, powers, privileges or other terms of the Senior A Preferred;

(b)       increase or decrease the aggregate number of authorized shares of Senior Preferred, or increase or decrease the par value of the shares of Senior A Preferred; or

(c)       any creation or issuance of any equity security having a preference superior to or pari passu with the Senior A Preferred (other than the Additional Issuance).

For so long as any shares of Senior B Preferred remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Senior B Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class:

(a)       amend, alter, waive or repeal the preferences, rights, powers, privileges or other terms of the Senior B Preferred;

(b)       increase or decrease the aggregate number of authorized shares of Senior Preferred, or increase or decrease the par value of the shares of Senior B Preferred; or

(c)       following the satisfaction of the Conditional Closing Condition, any creation or issuance of any equity security having a preference superior to or pari passu with the Senior B Preferred (other than the Additional Issuance).

Subject to any voting agreement among the holders of Preferred Stock, for so long as any shares of Senior Preferred remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Senior Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class: any voluntary liquidation, dissolution or winding up of the Corporation, a Deemed Liquidation Event that does not result in gross proceeds actually received by (a) following the satisfaction of the Conditional Closing Condition, a holder of a share of Senior B Preferred at the closing of such transaction (including any customary escrow or holdback) of at least 2X of the Senior B Preferred Original Issue Price or any IPO which does not result in the shares of Common Stock received by the holders of Senior B Preferred upon conversion thereof having a value, at the per share public offering price in the IPO, of at least 2X of the Senior B Preferred Original Issue Price and (b) a holder of a share of Senior A Preferred at the closing of such transaction (including any customary escrow or holdback) of at least 2X of the Senior A Preferred Original Issue Price or any IPO which does not result in the shares of Common Stock received by the holders of Senior A Preferred upon conversion thereof having a value, at the per share public offering price in the IPO, of at least 2X of the Senior A Preferred Original Issue Price.

3.5       Junior Preferred Protective Provisions. For so long as any shares of Junior Preferred remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Junior Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class:

(a)       amend, alter, waive or repeal the preferences, rights, powers, privileges or other terms of the Junior Preferred if any such amendment, alteration, waiver or repeal changes the preferences, rights, powers, privileges or other terms of the Junior Preferred in a different or disproportionate, and adverse manner than the preferences, rights, powers, privileges or other terms of the Senior Preferred or amend, alter, waive or repeal the rights, preferences, powers, privileges or other terms of the Redeemable Preferred; or

(b)       increase or decrease the aggregate number of authorized shares of Junior Preferred or Redeemable Preferred, or increase or decrease the par value of the shares of Junior Preferred or the Redeemable Preferred.

4.       Optional Conversion.

The holders of Convertible Preferred shall have conversion rights as follows (the “Conversion Rights”):

4.1       Right to Convert.

4.1.1   Conversion Ratio. Each share of Senior Preferred shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Senior A Preferred Original Issue Price or the Senior B Preferred Original Issue Price, as applicable, by the Senior Conversion Price. The “Senior Conversion Price” shall mean, as of the date of this Restated Certificate, an amount equal to the Senior A Preferred Original Issue Price or Senior B Preferred Original Issue Price, as applicable, the “Junior Conversion Price” shall mean, as of the date of this Restated Certificate, an amount equal $1.66 per share, and the “Conversion Price” shall mean the Senior Conversion Price or the Junior Conversion Price, as applicable. Each share of Junior Preferred shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.66 (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Junior Preferred) by the Junior Conversion Price; provided, that, in connection with any such conversion of any shares of Junior Preferred, a number of shares of Redeemable Preferred equal to (a) the number of shares of Junior Preferred to be converted by such converting holder divided by the aggregate number of shares of Junior Preferred held by such holder (prior to such conversion), times (b) the number of shares of Redeemable Preferred held by such converting holder, shall be automatically extinguished and cancelled and such holder shall have no further rights with respect to such shares of Redeemable Preferred. Such initial Conversion Prices, and the rate at which shares of Convertible Preferred may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2   Termination of Conversion Rights. In the event of a notice of redemption of any shares of Convertible Preferred pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of such series of Convertible Preferred (including amounts distributable pursuant to Subsection 2.3, as applicable).

4.2       Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of the series of Convertible Preferred the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3       Mechanics of Conversion.

4.3.1   Notice of Conversion. In order for a holder of Convertible Preferred to voluntarily convert shares of Convertible Preferred into shares of Common Stock,

such holder shall surrender the certificate or certificates for such shares of Convertible Preferred and any shares of Redeemable Preferred as applicable (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Convertible Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Convertible Preferred represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion and/or, in the case of Redeemable Preferred, cancellation shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Convertible Preferred, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of the series of Convertible Preferred represented by the surrendered certificate that were not converted into Common Stock, and cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and payment of any declared but unpaid dividends (but not any undeclared Accruing Dividends) on the shares of Convertible Preferred converted.

4.3.2   Reservation of Shares. The Corporation shall at all times when Convertible Preferred shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of Convertible Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of such Convertible Preferred, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.3.3   Effect of Conversion. All shares of Convertible Preferred which shall have been surrendered for conversion and/or any Redeemable Preferred which have been surrendered for cancellation, as applicable, as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon (but not any undeclared Accruing Dividends). Any shares of Convertible Preferred so converted and any shares of Redeemable Preferred so cancelled shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Convertible Preferred and/or Redeemable Preferred accordingly.

4.3.4   No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Convertible Preferred surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5   Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Preferred pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4       Adjustments to Conversion Price for Diluting Issues.

4.4.1   Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)       “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)       “Original Issue Date” shall mean the date on which the first share of Senior B Preferred was issued.

(c)       “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)       “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3, deemed to be issued) by the Corporation after the Original Issue Date, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):

(i)

additional shares of Senior B Preferred issued pursuant to the Senior B Convertible Preferred Stock Purchase Agreement dated on or about October 27, 2017 by and among the Company and the purchasers set forth therein (the “Purchase Agreement”) to any Additional Purchasers (as defined therein) or Conditional Closing Shares (such issuance, an “Additional Issuance”).

(ii)	shares of Common Stock issued pursuant to Section 6.2(b) of the Purchase Agreement to the Purchasers (as defined therein) (the “Assessment Shares”).

(iii)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(iv)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(v)

(A) up to 9,932,118 shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries, and (B) any shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries approved by at least two (2) Preferred Stock Directors, including at least one (1) Senior Preferred Director if and following the Senior B Preferred obtaining, and so long as the Senior B Preferred has, a right to elect the Senior B Preferred Director, in each case pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, whether issued before or after the Original Issue Date (provided that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such Options are re-granted as new Options or such shares are re-granted as new stock grants pursuant to any such plan, agreement or arrangement);

(vi)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(vii)

shares of capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, approved by the Board of Directors of the Corporation; or

(viii)

warrants to purchase shares of capital stock issued pursuant to Section 6.2 of the Senior Convertible Preferred Stock Purchase Agreement, dated as of October 14, 2014, between the Corporation and the other entities a party thereto.

4.4.2   No Adjustment of Conversion Price. No adjustment in the applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Convertible Preferred subject to such adjustment agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3   Deemed Issue of Additional Shares of Common Stock.

(a)       If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)       If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such

Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)       If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)       Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)       If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price, that such issuance or amendment took place at the time such calculation can first be made.

4.4.4   Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the applicable Conversion Price, in effect immediately prior to such issuance, then the applicable Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C),

For purposes of the foregoing formula, the following definitions shall apply:

(a)       “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b)       “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)       “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)       “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)       “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5   Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)      Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)      Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6   Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5     Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6     Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Convertible Preferred simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Convertible Preferred had been converted into Common Stock on the date of such event.

4.7     Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Convertible Preferred shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Convertible Preferred had been converted into Common Stock on the date of such event.

4.8     Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.4, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Convertible Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such Convertible Preferred immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price of any series of Convertible Preferred) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of Convertible Preferred.

4.9     Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of any Convertible Preferred affected by such adjustment a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Convertible Preferred is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Convertible Preferred (but in any event not later than 15 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Convertible Preferred.

4.10     Notice of Record Date. In the event:

(a)        the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Convertible Preferred) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)        of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)        of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, sale transfer, disposition, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Convertible Preferred) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale transfer, disposition, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5.      Mandatory Conversion.

5.1    Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $9.20 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote at a meeting or written consent of the holders of at least a majority of the total then outstanding shares of Senior A Preferred, voting or consenting (as the case may be) as a separate class, following the satisfaction of the Conditional Closing Condition a majority of the total then outstanding shares of Senior B Preferred, voting or consenting (as the case may be) as a separate class, and a majority of the total then outstanding shares of Junior Preferred, voting or consenting (as the case may be) as a separate class (each of (a) and (b) a “Mandatory Conversion”, and time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Convertible Preferred shall automatically be converted into shares of Common Stock, at the then effective applicable conversion rate and (ii) such shares may not be reissued by the Corporation. In addition to the foregoing, in the event of an initial public offering that satisfies the requirements of Subsection 5.1(a) (an “IPO”), each holder of shares of Senior Preferred also shall be entitled to any accrued and unpaid Accruing Dividends with respect to such shares in accordance with Subsection 2.1 with the Participating Amount of each such share determined, for this purpose and notwithstanding anything in this Restated Certificate to the contrary, upon the value of the shares of Common Stock received by the holders of such share of Senior Preferred upon conversion thereof at the initial public offering price per share in the IPO. Upon any Mandatory Conversion of the Junior Convertible, all shares of Redeemable Preferred shall be automatically extinguished and cancelled and the holders thereof shall have no further rights with respect to such shares.

5.2    Procedural Requirements. All holders of record of shares of Convertible Preferred shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Convertible Preferred pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Convertible Preferred shall surrender his, her or its certificate or certificates for all such shares together with his, her or its certificate or certificates for all shares of Redeemable Preferred held by such holder (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion or tender shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to Convertible Preferred converted or Redeemable Preferred tendered pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Convertible Preferred, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Convertible Preferred converted. Such converted Convertible Preferred and any tendered Redeemable Preferred shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Convertible Preferred and Redeemable Preferred accordingly.

6.     Redemption.

6.1     Redemption.

6.1.1     Shares of Senior Preferred (together with any Assessment Shares in the case of the Senior B Preferred) shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share equal to (a) for the Senior Preferred, the greater of (i) the fair market value a share of the applicable Senior Preferred as mutually agreed upon by the Corporation and the holders of a majority of the then outstanding shares of the Senior Preferred (without discount for lack of marketability or control, and agreeing, voting or consenting (as the case may be) as a single class) as of the Senior Preferred Redemption Date, and if the Corporation and the holders of a majority of Senior Preferred the are unable to reach agreement, the fair market value of such securities shall be determined by a third party appraiser mutually acceptable to the Corporation and the holders of a majority of the then outstanding shares of Senior Preferred (without discount for lack of marketability or control, and agreeing, voting or consenting (as the case may be) as a single class) and (ii) the Senior A Preferred Original Issue Price or Senior B Preferred Original Issue Price, as applicable, together with any other dividends declared but unpaid thereon, and any Accruing Dividends with respect to such share accrued by unpaid thereon (the “Senior Preferred Redemption Price”) and (b) for any Assessment Shares, zero dollars, in three annual installments commencing 60 days after receipt by the Corporation at any time on or after October 27, 2021, from the holders of at least a majority of the then outstanding shares of Senior Preferred voting or consenting (as the case may be) as a single class, of written notice requesting redemption of all (but not less than all) shares of Senior Preferred and Assessment Shares (the date of each such installment being referred to as a “Senior Preferred Redemption Date”). On each Senior Preferred Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Senior Preferred and Assessment Shares owned by each holder, that number of outstanding shares of Senior Preferred determined by dividing (i) the total number of shares of Senior Preferred outstanding immediately prior to such Senior Preferred Redemption Date by (ii) the number of remaining Senior Preferred Redemption Dates (including the Senior Preferred Redemption Date to which such calculation applies) and that number of outstanding shares of Assessment Shares determined by dividing (i) the total number of Assessment Shares outstanding immediately prior to such Senior Preferred Redemption Date by (ii) the number of remaining Senior Preferred Redemption Dates (including the Senior Preferred Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Senior Preferred Redemption Date all shares of Senior Preferred and Assessment Shares to be redeemed on such Senior Preferred Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of Senior Preferred and Assessment Shares out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as practicable after the Corporation has funds legally available therefor. In addition, if at any time the Corporation (i) becomes legally insolvent or (ii) defaults on any outstanding debt which is material to the Corporation which such default results in the acceleration of such debt (a “Special Redemption Event”), the Board of Directors shall cause the Corporation to take all reasonable action to redeem the Senior Preferred and Assessment Shares at the Senior Preferred Redemption Price within one hundred and twenty (120) days or as soon as possible thereafter after written notice from the holders of at least a majority of the then outstanding shares of Senior Preferred (a “Special Redemption Date”), including effecting a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event. If the Corporation has not paid in full the aggregate Senior Preferred Redemption Price due on any Senior Preferred Redemption Date or after any Special Redemption Event, it may not make any payments of the Junior Preferred Redemption Price or the Redeemable Preferred Redemption Price unless and until all payments of the Senior Preferred Redemption Price then due have been paid in full.

6.1.2    Effective only after the shares of Senior Preferred have been redeemed in accordance with Section 6.1.1 or with the express written consent of the holders of a majority of the then outstanding shares of Senior Preferred voting or consenting (as the case may be) as a single class, shares of Junior Preferred and Redeemable Preferred shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share equal to the Junior Preferred Original Issue Price, together with any other dividends declared but unpaid thereon (the “Junior Preferred Redemption Price”), or Redeemable Preferred Original Issue Price (the “Redeemable Preferred Redemption Price” and together with the Senior Preferred Redemption Price and the Junior Preferred Redemption Price, the “Redemption Price”), respectively, in three annual installments commencing 60 days after receipt by the Corporation at any time on or after October 27, 2021, from the holders of at least a majority of the then outstanding shares of Junior Preferred, of written notice requesting redemption of all (but not less than all) shares of Junior Preferred and Redeemable Preferred (the date of each such installment being referred to as a “Junior Preferred Redemption Date” and together with each Senior Preferred Redemption Date and each Junior Preferred Redemption Date, each a “Redemption Date”); provided, that the Junior Preferred can only provide such notice after the shares of Senior Preferred have been redeemed in accordance with Section 6.1.1 or the holders of a majority of the then outstanding shares of Senior Preferred approve the redemption of the Junior Preferred. On each Junior Preferred Redemption Date, the Corporation shall redeem, on a pro rata basis (a) in accordance with the number of shares of Junior Preferred owned by each holder, that number of outstanding shares of Junior Preferred determined by dividing (i) the total number of shares of Junior Preferred outstanding immediately prior to such Junior Preferred Redemption Date by (ii) the number of remaining Junior Preferred Redemption Dates (including the Junior Preferred Redemption Date to which such calculation applies) and (b) in accordance with the number of shares of Redeemable Preferred owned by each holder, that number of outstanding shares of Redeemable Preferred determined by dividing (i) the total number of shares of Redeemable Preferred outstanding immediately prior to such Junior Preferred Redemption Date by (ii) the number of remaining Junior Preferred Redemption Dates (including the Junior Preferred Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Junior Preferred Redemption Date all shares of Junior Preferred and Redeemable Preferred to be redeemed on such Junior Preferred Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of Junior Preferred and Redeemable Preferred out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as practicable after the Corporation has funds legally available therefor.

6.2     Redemption Notice. Written notice of the mandatory redemption (the “Redemption Notice”) shall be sent to each holder of record of Preferred Stock not less than 40 days prior to each Redemption Date. Each Redemption Notice shall state:

(a)        the number of shares of each series of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)        the Redemption Date and the Redemption Price of each series of Preferred Stock;

(c)        the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d)        that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

6.3     Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of such Preferred Stock shall promptly be issued to such holder.

6.4     Penalty Interest. If the Corporation for any reason fails to redeem any of the shares of Preferred Stock in accordance with Section 6.1 on or prior to any Redemption Date determined in accordance with this Section 6, then the Corporation shall become obligated to pay, in addition to the applicable redemption price specified in Section 6.1, as the case may be, interest on the unpaid balance of such price, which shall accrue at a rate of one percent (1%) per month until such price is paid in full.

6.5     Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of such Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of such Preferred Stock, as the case may be, shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7.        Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8.        Waiver. (a) Any of the rights, powers, preferences and other terms solely affecting the Senior Preferred set forth herein may be waived on behalf of all holders of Senior Preferred by the affirmative written consent or vote of the holders of at least a majority of the total then outstanding shares of Senior Preferred, voting or consenting (as the case may be) as a single class, and (b) any of the rights, powers, preferences and other terms solely affecting the Junior Preferred set forth herein may be waived on behalf of all holders of Junior Preferred by the affirmative written consent or vote of the holders of at least a majority of the total then outstanding shares of Junior Preferred, voting or consenting (as the case may be) together as a single class.

9.         Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

10.         Corporate Opportunity. The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

2.         Election of directors need not be by written ballot.

3.         The Board of Directors of the Corporation is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

SIXTH:        Except to the extent that the General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH:     The Corporation shall provide indemnification as follows:

1.        Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.         Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under the Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

3.         Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SEVENTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.         Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article SEVENTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.        Advance of Expenses. Subject to the provisions of Section 6 of this Article SEVENTH, in the event of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made under this Article SEVENTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.         Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SEVENTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article SEVENTH (and none of the circumstances described in Section 4 of this Article SEVENTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SEVENTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.         Remedies. The right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article SEVENTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8.         Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of this Article SEVENTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SEVENTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

9.         Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.         Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

11.         Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

12.         Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

13.         Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.         Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

EIGHTH:         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute and this Restated Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation.

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IN WITNESS WHEREOF, the Corporation has caused this Sixth Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 26th day of October, 2017.

/s/ Chaim Indig
Name: Chaim Indig
Title: President and Chief Executive Officer

[Signature page to Sixth Amended and Restated Certificate of Incorporation]

CERTIFICATE OF AMENDMENT

TO THE

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PHREESIA, INC.

Phreesia, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.         Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation (this “Amendment”) amends the provisions of the Sixth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”).

2.         The Corporation intends to amend its Certificate in order to increase the authorized number of directors constituting the Board of Directors of the Corporation.

3.         This Amendment amends the Certificate. This Amendment was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 of the DGCL, and was duly adopted by a written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

4.         The Certificate is hereby amended by striking Subsection 3.2 of Section B of Article FOURTH in its entirety and substituting in lieu thereof the following:

“3.2     Election of Directors. The number of directors of the Corporation shall be set at eight (8). Subject to any voting agreement among the holders of Preferred Stock, (a) for so long as twenty-five percent (25%) of the shares of Junior Preferred originally issued by the Corporation shall remain outstanding, the holders of record of the shares of Junior Preferred, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Junior Preferred Directors”); (b) for so long as twenty-five percent (25%) of the shares of Senior A Preferred originally issued by the Corporation shall remain outstanding, the holders of record of the shares of Senior A Preferred, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Senior A Preferred Director”); and (c) for so long as twenty-five percent (25%) of the shares of Senior B Preferred originally issued by the Corporation shall remain outstanding, the holders of record of the shares of Senior B Preferred, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Senior B Preferred Director” and together with the Senior A Preferred Director, the “Senior Preferred Directors”, and the Senior Preferred Directors together with the Junior Preferred Directors, the “Preferred Stock Directors”). Except as otherwise provided in any voting agreement among the holders of Preferred Stock, any Preferred Stock Director may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the series of Preferred Stock entitled to elect such Preferred Stock Director, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Junior Preferred, Senior A Preferred or

Senior B Preferred fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, each voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Junior Preferred, Senior A Preferred or Senior B Preferred, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation holding Junior Preferred, Senior A Preferred or Senior B Preferred, as the case may be, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Convertible Preferred), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2 and any voting agreement among the holders of Preferred Stock, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.”

5.        The Certificate is hereby further amended by striking Subsection 3.4(c) of Section B of Article FOURTH in its entirety and substituting in lieu thereof the following:

“(c)    following the purchase of all of the Conditional Closing Shares (as defined in the Purchase Agreement) by Echo Health Ventures LLC (“Echo”) at the Conditional Closing (as defined in the Purchase Agreement) in accordance with the terms thereof (the “Conditional Closing Condition”), any creation or issuance of any equity security having a preference superior to or pari passu with the Senior B Preferred (other than the Additional Issuance).”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 31st day of August, 2018.

/s/ Chaim Indig
Name: Chaim Indig Title: President and Chief Executive Officer